Exhibit 10.9

LICENSE AGREEMENT

  THIS AGREEMENT is effective as of the Effective Date, by and between ADVANCED VIBRATION TECHNOLOGIES, INC. having an office at 1741 W. University Dr., Suite 146, Tempe, AZ 85281, and AURIOS, INC., an Arizona corporation having an office at 7608 N. Shadow Mountain Rd., Paradise Valley, AZ 85253;

  WHEREAS, ADVANCED VIBRATION TECHNOLOGIES, INC. owns and has rights in various issued patents, pending applications for patents, and trademarks, in various countries of the world as to which AURIOS desires to acquire licenses as hereinafter provided; and

  WHEREAS AURIOS is in the business of manufacturing and selling vibration isolation devices into the audio-video market.

  In consideration of the mutual covenants and representations in this document, the parties agree as follows:

1.0           DEFINITIONS

1.1           "Subsidiary(ies)" means any corporation, company, affiliate, or other entity, whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, now or hereafter, owned or controlled, directly or indirectly by a Party hereto, but such corporation, company, affiliate, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.2           "Licensed Patents" means (i) patents or patent applications identified in Appendix A, including all continuations, divisionals, continuations-in-part, reissues, extensions, renewals, reexaminations, and substitutes thereof, (ii) foreign patents or patent applications claiming priority to or constituting a counterpart of such patents or patent applications in part (i), and (iii) patents issuing from applications in part (i) or in any country.

1.3           "Licensed Marks" means the trademarks, service marks, and trade names identified in Appendix B.

1.4           "Licensed Intellectual Property" means Licensed Patents and Licensed Marks.

1.5           "Licensed Materials" means any advertising, promotional materials, or reference materials using the Licensed Marks.

1.6           "Licensed Products" means the products identified in Appendix C.

1.7           "New Products" means any new product to be manufactured and sold by AURIOS under the Licensed Intellectual Property, which may be added to Appendix C as a Licensed Product by mutual agreement of the Parties.

1.8           Net Sales" means gross revenue generated by AURIOS in any sales of Licensed Products as determined under an accrual method by generally accepted accounting principles, less any taxes, returns, discounts, uncollected receivables, write-offs, adjustments, chargebacks, recalls, rebates, allowances, claims, freight, insurance, and excise, import, and export duties, when the same are actually paid or allowed.

1.9           "Confidential Information" means any confidential, proprietary information including non-public designs, specifications, drawings, processes, practices, communications, manufacturing, economic, financial, sales, marketing, management, quality control and other proprietary data, materials, know-how, or information contained in presentations, emails, letters, memos, discussions, notes, analysis, documents, studies, reports, budgets, forecasts, and other mediums of disclosure, which may have been disclosed by either Party to the other Party during the term of the Agreement in verbal, written, graphic, computer or machine recognizable, and/or tangible form, and which is clearly designated, labeled or marked as confidential proprietary, e.g., "CONFIDENTIAL PROPRIETARY," or its equivalent, or should be known by Recipient to be confidential in nature.

1.10         "Territory" means any and all countries of the world.

1.11         "Effective Date" means the date of the last signature hereto.

1.12         "LICENSOR" means ADVANCED VIBRATION TECHNOLOGIES INC. and its Subsidiaries.

1.13         "AURIOS" means AURIOS, Inc. and its Subsidiaries.

1.14         "Party(ies)" means LICENSOR and/or AURIOS, as the case may be.

2.0           PATENT LICENSE GRANTS

2.1           Subject to and in consideration of the terms and conditions of this Agreement, LICENSOR hereby grants and agrees to grant to AURIOS, and AURIOS accepts, for the term of this Agreement, a non-exclusive, royalty-bearing right and license under the Licensed Patents, without the right to sublicense, within the Territory, to:

(a)           make, have made, use, sell, offer for sale, import and otherwise dispose of the Licensed Products; and

(b)           practice any process and method or use any manufacturing apparatus within the Licensed Products.

2.2           From time to time, the Parties may develop or identifiy New Products which are covered by the Licensed Intellectual Property. The New Products may be added to the Licensed Products in Appendix C and subject to the royalties of Section 3 by mutual agreement of the Parties.

3.0           ACCRUALS, ROYALTIES PAYMENTS, AUDITING, REPORTING

3.1           In consideration for the license grant and the other terms and conditions set forth in this Agreement, and for the period beginning on the Effective Date and continuing for the term of this Agreement, AURIOS shall pay LICENSOR a royalty of five percent (5.0%) of world-wide Net Sales of the Licensed Products. Royalties shall be earned and accrue upon recognition of such revenue by AURIOS. Royalties shall not accrue for intracompany transactions within AURIOS.

3.2           On April 15th, July 15th, October 15th, and January 15th of each calendar year, and for the three-month period ending on the last day of the immediately preceding month, AURIOS will provide LICENSOR a report showing the royalties due under section 3.1 for the applicable period and will submit the applicable royalty payments in United States dollars (USD) with the report

3.3           AURIOS shall maintain complete and accurate records of sales of Licensed Products in accordance with generally accepted accounting principles. AURIOS shall not be required to retain records for more than three (3) years after close of any calendar quarter-year. LICENSOR may, at any time during the term of this Agreement, initiate an independent audit of such records upon twenty (20) prior business days written notice to AURIOS, in order to confirm the accuracy of AURIOS' records and conformance with the terms and conditions of this Agreement; provided, that no more than one (1) such audit is conducted during any twelve (12) month period. The selection of an independent certified auditor shall be mutually agreeable to both Parties. Any such audit shall be performed at LICENSOR's expense during AURIOS' normal business hours. If an audit reveals that AURIOS has underpaid royalty fees and/or charges to LICENSOR, in excess of five percent (5%) pursuant to any report under section 4.4, then AURIOS will pay LICENSOR's reasonable costs of conducting the audit, in addition to any underpaid amounts, together with interest thereon in USD at a rate of one percent (1.0%) per month compounded monthly on any overdue payment commencing on the date such payment was due.

4.0           TERM AND TERMINATION

4.1           The term of this Agreement shall become effective upon the Effective Date and shall automatically renew every year unless terminated in accordance with this Section 5 or in the termination provisions provided elsewhere in this Agreement.

4.2           Either Party ("Terminating Party") hereto shall have the right to terminate this Agreement upon giving written notice of termination to the other Party upon or after:

4.2.1      failure of the other Party to perform pursuant to the terms and conditions of this Agreement, including making royalty payments, such termination becoming effective sixty (60) days after the written notice, unless the other Party cures all performance deficienc(ies) before the end of the 60-day notice period or later date if mutually agreed in writing by both Parties; or

4.2.2      written statement or representation by the other Party of its inability or unwillingness to perform pursuant to the terms and conditions of this Agreement, such termination becoming effective immediately upon the written notice, although the Terminating Party retains all rights and remedies available in law and equity for the other Party's non-performance; or

4.2.3      a direct or indirect taking over, merger, acquisition, or assumption or transfer of ownership or control of the other Party by or to any third party who is a competitor of the Terminating Party, or who is otherwise reasonably viewed by the Terminating Party to have interests adverse to the Terminating Party, such termination becoming effective immediately upon the written notice.

4.3           Either Party shall have the right to terminate this Agreement forthwith by giving written notice of termination to the other Party at any time, upon or after:

4.3.1      the filing by such other Party of a petition in bankruptcy or insolvency or adjudication that such other Party is bankrupt or insolvent; or

4.3.2      the filing by such other Party of any legal action or document seeking reorganization, readjustment, or arrangement of its debt or business under any law relating to bankruptcy or insolvency; or

4.3.3      the appointment of a receiver or trustee for substantial and relevant property or assets of such other Party and, if voluntary, such proceedings have not been concluded without prejudice within a period of one hundred and eighty (180) days; or

4.3.4      the making by such other Party of a composition with or assignment for the benefit of creditors; or

4.3.5      the institution of any proceedings for the liquidation or winding up of such other Party's business or for the termination of its corporate charter.

4.4           In the event of termination of this Agreement, the license grants of Sections 2 and 3 terminate and all rights associated with the Licensed Intellectual Property revert back to LICENSOR.

4.5           The provisions of sections 4.7, 5, and 7 shall survive any termination or expiration of this Agreement. All rights and obligations relating to the payment of any monies, the Parties' duty to preserve the confidential information, the provisions restricting the liability of the parties shall survive any expiration or termination of this Agreement.

4.6           In any termination of this Agreement under this section 4, both Parties retain all rights and remedies available in law and equity for such termination.

4.7           Upon termination of this Agreement pursuant to this Section 4, AURIOS shall be responsible for royalties accrued and due to LICENSOR for Licensed Products sold prior to such termination. AURIOS shall make payment for accrued royalties at the end of the accounting period in effect at the time of termination.

4.8           AURIOS is under no obligation to sell the Licensed Products and may cancel this License at any time. AURIOS shall be responsible for royalties due for sales up through the date it cancels this License.

5.0           CONFIDENTIALITY

5.1           The Parties acknowledge that confidential proprietary information may be disclosed by LICENSOR ("Discloser") to AURIOS ("Recipient") and/or disclosed by AURIOS ("Discloser") to LICENSOR ("Recipient") as the case may be. Confidential Information which is disclosed verbally may be identified by Discloser to Recipient as confidential at time of disclosure and may be confirmed in writing by the Discloser within thirty (30) days after such disclosure by submitting a letter containing substantially similar information or a summary of the Confidential Information disclosed to Recipient.

5.2           The Parties hereby agree that Recipient shall (i) not disclose, publish, distribute, transfer, loan, provide, or otherwise make available the Confidential Information to any third party without written consent of Discloser, (ii) restrict dissemination of Confidential Information to only those directors, officers, employees, representatives, advisors, contractors, consultants, or agents who must be directly involved with Confidential Information and who are bound by a duty of confidentiality applicable to the Confidential Information, (iii) use the same degree of care as for its own information of like importance, but at least use reasonable care, in safeguarding against disclosure of Confidential Information of the other Party, and (iv) use the Confidential Information solely for exercising its rights or performing its obligations under this Agreement.

5.3           Recipient's obligations regarding Confidential Information received under this Agreement expire three (3) years from the date of disclosure.

5.4           This Agreement imposes no obligation upon Recipient with respect to Confidential Information disclosed under this Agreement which (i) is now available or becomes available to the public without breach of this Agreement, (ii) is explicitly approved for release by written authorization of Discloser, (iii) is lawfully obtained from a third party without a duty of confidentiality, (iv) is disclosed to a third party by Discloser without a duty of confidentiality, (v) is known to Recipient prior to such disclosure, or (vi) is at any time developed by Recipient independently of any such disclosure(s) from Discloser.

5.5           Disclosure of Confidential Information shall not be precluded if such disclosure is (i) in response to a valid order of a court of competent jurisdiction, (ii) required by SEC disclosure rules, or (ii) otherwise required by law through no act of the Recipient, provided, however, in the event of a court order that the Recipient shall first notify the Discloser of such court order in a timely manner to allow the Discloser to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purpose for which the order was issued.

5.6           Recipient agrees that all Confidential Information received is and shall remain the property of Discloser and that such shall not be copied or reproduced without the express permission of the Discloser, except for such copies as may be absolutely necessary in order to perform tasks for the benefit of the Discloser. Upon written request, Recipient shall either return all the Confidential Information to Discloser along with all copies and/or derivatives made, including that on computer databases and copies of portions of the Confidential Information, or destroy all Confidential Information and certify by written memorandum that all such Confidential Information has been destroyed, except that Recipient may retain archival copies of the Confidential Information, which are to be used only in case of a dispute concerning this Agreement.

6.0           INFRINGEMENT

6.1           In the event a Party becomes aware of any actual, alleged or potential infringement of the Licensed Intellectual Property, such Party shall promptly inform the other Party of the nature and other relevant information concerning such infringement and identify the infringer. As owner of the Licensed Intellectual Property, following such notice, LICENSOR shall have the right to enforce and defend the Licensed Intellectual Property against such infringer. If LICENSOR elects to enforce and defend the Licensed Patents, then LICENSOR shall bear all attorney fees, costs, and expenses, and control the litigation and settlement. AURIOS agrees to fully cooperate with LICENSOR, without cost and at LICENSOR's expense, in any pending action or litigation related to the Licensed Intellectual Property, including joining as a party thereto if so requested by LICENSOR. LICENSOR shall receive all court awards, damages, and settlements from the litigation.

7.0           ALTERNATE DISPUTE RESOLUTION

7.1           The Parties agree that they shall attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in the spirit of mutual cooperation.

7.2           With respect to any dispute arising out of this Agreement for which the Parties cannot reach amicable settlement on their own (Dispute), the Parties agree to submit the Dispute for binding arbitration. It is expressly intended by the Parties that the Dispute shall be submitted to arbitration and not to litigation. The arbitration shall be noticed by written demand for arbitration to the other Party, with a copy to the American Arbitration Association (AAA) in Phoenix, Arizona. The arbitration shall be administered by the AAA in accordance with the Federal Arbitration Act, 9 U.S.C. (FAA) and pursuant to AAA's rules for arbitration, provided that such rules do not conflict with the FAA or the expressed intentions of Parties in this Agreement. In the case of any such conflict, the FAA and/or the expressed intentions of the Parties shall prevail over AAA's rules.

7.3 Each Party waives, to the fullest extent permitted by applicable law, any right it has to a trial, including a trial by jury, in respect to any Dispute.

7.4           The Parties agree that discovery for the arbitration shall be permitted to the full extent provided by the Federal Rules of Civil Procedure.

7.5           There shall be one (1) arbitrator selected by mutual agreement of the Parties. If the Parties cannot agree as to the arbitrator, then the arbitrator shall be selected by AAA.

7.6           The arbitration shall be conducted in Phoenix, Arizona.

7.7           The prevailing party in the arbitration shall be entitled to recover its costs, including the arbitrator's fees, and reasonable attorneys' fees, to be fixed by AAA in such proceeding.

7.8           The arbitrator shall issue a statement as to his/her decision, but shall not issue any written opinion in connection with infringement, validity or enforceability of any patent. In no circumstances shall the arbitrator have the power or authority to award equitable, provisional or injunctive relief. The Parties agree that the decision of the arbitrator will be final and that no appeal can be taken therefrom to any forum or jurisdiction.

8.0           MISCELLANEOUS PROVISIONS

8.1           The Parties hereto may divulge the existence of this Agreement, but shall otherwise keep the terms of this Agreement confidential and shall not now or hereafter divulge any part thereof to any third party except:

  8.1.1      with the prior written consent of the other Party; or

  8.1.2      to any governmental body having jurisdiction to request and to read the same; or

  8.1.3      as otherwise may be required by law or legal processes; or

  8.1.4      to legal counsel or consultants in confidence representing either Party.

8.2           This Agreement and any rights or licenses granted herein are personal to each party and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The rights and privileges provided for in this Agreement are assignable or transferable by either Party only with the prior written consent of the other Party, such consent not to be unreasonably withheld, and with the authorization or approval of any governmental authority as then may be required. The acquiring party or assignee shall assume all rights and obligations of this Agreement. If either Party should attempt or execute an assignment without the prior written consent of the other Party, then the other Party shall have the right to void such assignment and/or immediately terminate this Agreement.

8.3           The Parties agree that Appendices A-C as attached hereto shall be incorporated in this Agreement.

8.4           This Agreement is intended solely as a license agreement. The Parties expressly agree that this Agreement and the relationships established do not constitute a partnership, joint venture, agency, or contract of employment between them and that neither Party's employees shall be considered employees or contractors of the other Party. Neither Party is authorized to act as an agent for or to represent the other Party in any way.

8.5           The failure of either Party to exercise any right hereunder or any express or implied waiver by either Party of a breach of any term, condition or obligation of this Agreement by the other Party shall not be deemed to be a waiver of any subsequent breach or default of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature. The failure of either Party to insist upon timely or adequate performance by the other Party in any instance shall not affect that Party's right to insist upon timely or adequate performance in the future.

8.6           This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Arizona, without regard to its conflict of laws rules, except that questions affecting the construction or enforcement of any intellectual property rights shall be determined by the laws under which such rights are granted, registered, or protected.

8.7           If any of the terms and provisions of this Agreement are determined to be indefinite, invalid or unenforceable by any court of competent jurisdiction, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement shall continue in full force and effect. If there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within the requirements of the law.

8.8           This Agreement, together with any exhibits, attachments, and appendices, sets forth the entire Agreement and understanding between the Parties as to the subject matter hereof and merges and supersedes all prior discussions between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby. Both Parties agree that it has not entered into this Agreement based on any representations other than those contained herein. This Agreement may only be amended by a written agreement signed by both Parties.

8.9           All rights and licenses granted hereunder pursuant to this Agreement by one party to the other are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Bankruptcy Code"), licenses or rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code.

8.10         The Parties each agree that it will not in any form export, reexport, resell, ship or divert or cause to be exported, reexported, resold, shipped or diverted, directly or indirectly, any product or technical data or software furnished hereunder, or the direct product of such technical data or software, to any country for which the United States Government or any agency thereof at the time of export or reexport requires an export license or other governmental approval without first obtaining such license or approval.

8.11         All notices and other communications required or permitted to be given under this Agreement shall be sent to the following addresses:

 ADVANCED VIBRATION TECHNOLOGIES, INC.
 1741 W. University Dr., Suite 146
 Tempe, AZ 85281
 Attn: Bill Robinson
 Telephone: (602) 426-1211
 Email: bill_robinson99@msn.com

 AURIOS, INC.
 7608 N. Shadow Mtn Rd
 Paradise Valley, AZ 85253
 Attn: Paul Attaway
 Telephone: (602) 321-1313
 Email: pattaway@gmail.com

8.12         The Parties acknowledge that they have read this Agreement and understand it, and that they agree to be bound by all of its terms and conditions. The Parties are each knowledgeable, cognizant, and represented by independent counsel. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party by nature of their contribution.

8.13         AURIOS agrees to mark the Licensed Products with the patent numbers of the applicable Licensed Patents in the manner required by 35 U.S.C. §287.

8.14         AURIOS agrees not to directly, indirectly, or in concert with others challenge the validity or enforceability of the Licensed Patents or interfere with the prosecution of any patent application included in the Licensed Patents.

8.15         IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES ARISING

FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF PATENTS, MASK WORK RIGHTS, TRADEMARKS, COPYRIGHTS, OR OTHER INTELLECTUAL PROPERTY RIGHTS IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBLY OF SUCH DAMAGES.

IN WITNESS WHEREOF, the Parties have had this Agreement signed by their duly authorized representatives,

ADVANCED VIBRATION TECHNOLOGIES, INC.

/s/ William L. Robinson
Signature:

By: William L. Robinson, President

Date:	February 25, 2010

AURIOS, INC.

/s/ Paul Attaway
Signature:

By: Paul Attaway, President

Date:	February 25, 2010

Appendix A – Licensed Patents

United States Patent	6520283	Mechanical Signal Filter

Taiwan Patent	I235798	Mechanical Signal Filter

Japan Patent Application	2002-507194	Mechanical Signal Filter

Appendix B – Licensed Trademarks

None

Appendix C – Licensed Products

1.           AURIOS Pro Max Media Isolation Bearing

2.           AURIOS Classic Media Isolation Bearing

3.           AURIOS Isotone Media Isolation Bearings